Exhibit 17.5

September 10, 2007

Mr. Brian Bonar
Chief Executive Officer and Chairman
Dalrada Financial Corporation
9449 Balboa Avenue, Suite 210
San Diego, CA  92123

Dear Brian,

Please accept my resignation effective September 14, 2007 as a member of the Board of Directors of Dalrada Financial Corporation as I pursue other business opportunities which will take me out of the country and therefore not be able to attend monthly meetings in the future.

Very truly yours,

/s/ David P. Lieberman
_______________________
     David P. Lieberman